Exhibit 23.1

To the Board of Directors and Stockholders of

I-AM Capital Acquisition Company

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of I-AM Capital Acquisition Company (the “Company”) on Form S-1 of our report dated June 6, 2017 with respect to our audit of the financial statements of the Company as of May 31, 2017 and for the period from April 17, 2017 (inception) through May 31, 2017, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Prager Metis CPAs, LLC

Prager Metis CPAs, LLC

Basking Ridge, New Jersey

July 28, 2017